Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Other Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 2,638 and Amendment No. 2,642 to the Registration statement (Form N-1A, No. 333-123257 and No. 811-10325) of VanEck Vectors ETF Trust and to the incorporation by reference of our reports dated January 25, 2019 on VanEck Vectors High Income Infrastructure MLP ETF and VanEck Vectors High Income MLP ETF (two of the funds constituting VanEck Vectors ETF Trust) included in the Annual Report to Shareholders for the fiscal year ended November 30, 2018.

/s/ Ernst & Young LLP

New York, NY

March 21, 2019